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                                                                     EXHIBIT 8.2




September 8, 1997

Aurora Foods Inc.
Community Corporate Center
445 Hutchison Avenue
Columbus, Ohio 43235

Ladies and Gentlemen:

         We have acted as your special counsel in connection with the transactions described in the Registration Statement on Form S-4 (Registration No. 333-24715) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on April 7, 1997 by Aurora Foods Inc. (formerly MBW Foods Inc.), a Delaware corporation (the "Company"), and described in the Company's Offer to Exchange 9 7/8% Series D Senior Subordinated Notes due 2007 (the "New Notes") for all outstanding 9 7/8% Series C Senior Subordinated Notes due 2007 (the "Old Notes") set forth in the Prospectus (the "Prospectus") contained within the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

         Our opinion is based on an examination of the Registration Statement, the Prospectus, and such other documents, corporate records and materials as we have deemed necessary or appropriate for the purposes of this opinion. We assume that all transactions relating to the exchange pursuant to the Exchange Offer will be carried out in accordance with the terms of the governing documents without any amendments thereto or waiver of any terms thereof, and that such documents represent the entire agreement of the parties thereto. We understand the relevant facts to be as follows:

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Aurora Foods Inc.
Page 2

         The Old Notes were originally issued and sold on July 1, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Rule 144A under the Securities Act. Accordingly, the Old Notes are generally subject to substantial transfer restrictions unless such notes are registered pursuant to the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Pursuant to a Registration Rights Agreement dated as of July 1, 1997 (the "Registration Rights Agreement") between the Company and Chase Securities Inc. and Credit Suisse First Boston, as the initial purchasers (the "Initial Purchasers"), with respect to the Old Notes, the Company agreed to file within 60 days of the initial sales of the Old Notes to the Initial Purchasers the registered Exchange Offer pursuant to which holders of the Old Notes would be offered an opportunity to exchange their Old Notes for the New Notes which would be issued without legends restricting the transfer thereof and use its best efforts to cause such filing to become effective within 150 days after the date of such filing. Alternatively, under certain circumstances, the Company agreed to file a Shelf Registration Statement covering resales of the Old Notes and to cause such Shelf Registration statement to be declared effective under the Securities Act. Failure of the Company to comply with the requirements of the Registration Rights Agreement could result in the Company becoming obligated to pay Liquidated Damages to the holders of the Old Notes up to a maximum of $0.192 per week per $1,000 in principal amounts of the Old Notes; the New Notes will not be subject to such Liquidated Damages. In general, the New Notes will be freely transferable after the Exchange Offer without further registration under the Securities Act. Except as noted above, the terms of the New Notes are identical to those of the Old Notes.

         Based on the foregoing and subject to the assumptions, qualifications and limitations contained herein, we hereby confirm that the statements set forth in the Prospectus under the heading "Certain United States Federal Income Tax Consequences" constitute our opinion with respect to the material United States Federal income tax consequences of the exchange pursuant to the Exchange Offer, and the ownership and disposition of the Old Notes or the New Notes by holders who hold such notes as capital assets. The possibility exists that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary position.

         The foregoing opinion is specific to the transactions and the documents referred to herein, and is based upon the facts known to us as of the date hereof.

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Aurora Foods Inc.
Page 3


         The foregoing opinion is predicated upon the Code, the regulations thereunder, the administrative and judicial interpretations of the Code and regulations, in each case as in effect on the date hereof. Any change in applicable law or in any of the facts or other assumptions upon which we have relied, may adversely affect such opinion.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to Aurora Foods Inc.'s Registration Statement on Form S-4 relating to the exchange of the Old Notes for the New Notes and to the reference to our firm under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                             Very truly yours,


                             /s/ White & Case


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